Exhibit 99.2

PVH Corp. Declares Quarterly Cash Dividend

NEW YORK--(BUSINESS WIRE)—August 4, 2022-- PVH Corp. [NYSE:PVH], announced the Board of Directors of PVH Corp. declared a quarterly cash dividend of $0.0375 per share payable on September 28, 2022 to stockholders of record on September 7, 2022.

About PVH Corp.

PVH is the growth platform for Calvin Klein and TOMMY HILFIGER. Through driving brand strength and relevance, we are connecting our global, iconic brands closer to where the consumer is going than ever before, today and with future generations. Guided by our values and enabled by our scale and global reach, we are driving fashion forward for good, as one team with one vision and one plan. That’s the Power of Us. That’s the Power of PVH.

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Contact:
Mark D. Fischer
Executive Vice President, General Counsel and Secretary
(212) 381-3509